EXHIBIT 23



CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of West One Bancorp and Subsidiaries on Forms S-3 (File Nos. 33-12222, 33-14975, 33-41064, 33-48038 and 33-66314), on Forms S-4 (File Nos. 33-25370, 33-28235,
33-33045, 33-42240, 33-50588, and 33-58794), and on Forms S-8 (File Nos.
2-78321, 2-83744, 33-7655, 33-11581, 33-29080, 33-29082, 33-41520 and 33-45003)
of our report dated January 20, 1994, on our audits of the consolidated financial statements of West One Bancorp and Subsidiaries as of December 31, 1993 and 1992, and for each of the three years in the period ended December 31, 1993, which report is incorporated by reference in this Annual Report on Form 10-K from the 1993 Annual Report to Shareholders of West One Bancorp.



                                              /s/ Coopers & Lybrand



Boise, Idaho
March 24, 1994

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